Exhibit 4.17


                             DATED 31 October 2004


                                    BETWEEN

                          CHINA PETROLEUM CORPORATION


                                      AND

                    CHINA PETROLEUM & CHEMICAL CORPORATION


                      ----------------------------------
                               2004 AGREEMENT ON

                                ADJUSTMENTS TO

                          RELATED PARTY TRANSACTIONS
                      ----------------------------------


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THIS AGREEMENT is made on the 31st day of October 2004 in Beijing:

BETWEEN

China Petrochemical Group (hereinafter referred to as "Party A"), a state-owned enterprise established and legally subsisting under the laws of the People's Republic of China (the "PRC"), fully representing its related subsidiaries ;

China Petroleum & Chemical Corporation (hereinafter referred to as "Party B"), a corporation established and legally subsisting under the laws of the PRC, fully representing its related subsidiaries.

Party A and Party B are collectively referred to herein as the "Parties" and individually as a "Party".


WHEREAS:

D. Party B is a listed company listed on stock exchanges of Shanghai, Hong Kong, New York and London; Party A is the controlling shareholder of Party B. The Parties had entered into a series of agreements on connected transactions on 3 June 2000 and subsequently entered into a series of adjustment or supplemental agreements (collectively referred to as the "Existing Connected Transaction Agreements"). Provisions in relation to the conditions of the connected transactions for the mutual supply of products, production and engineering construction (including the public utilities projects) services, lease of the land use rights and lease of properties, etc. made between the Parties (including the respective subsidiaries of the Parties) are set out in the Agreements on Connected Transactions.

E. Party B proposes to enter into an asset aquisition agreement with Party A for the aquisition of the core assets and businesses of ethylene, synthetic fibre monomer and polymer owned by China Petrochemical Corporation Tianjin Company, the assets and businesses of synthetic fibre monomer and polymer owned by SINOPEC Luoyang Petrochemical Engineering Corporation (including a 55% equity interests of Luoyang Petrochemical Polypropylene Co., Ltd.), the entire asset and businesses of the Power Assets Business Department of SINOPEC Guangzhou Petrochemical Engineering Corporation, the oil refining plants of SINOPEC Maoming Refining & Chemical Co., Ltd. and a 93.51% equity interests of SINOPEC Zhongyuan Company which are owned by Party A.

F. Party B proposes to enter into an asset aquisition agreement with Party A for the aquisition of the following equity interests and assets directly or indirectly owned by Party A: 81% equity interests of Hunan Jianchang Petrochemical Co., Ltd., 50% equity interests of Beijing Aoda Petrochemical Technology Development Center, 60% equity interests of Shanghia Leader Catalyst Co., Ltd. and the major assets of SINOPEC Changling Company Catalyst Plant, SINOPEC Qilu Petrochemical Co. Catalyst Plant, Ltd. Petrochemical Co., Ltd., SINOPEC Technology Development Company, Head Office of China Petrochemical Corporation Shanghai Petrochemical Research Institute, the experimentation factory of SINOPEC Shanghai Research Institute of Petrochemical Technology and SINOPEC Nanjing Catalyst Co., Ltd.

G. Party B proposes to enter into an asset aquisition agreement with Party A for the aquisition of the 1,023 gas stations and 54 oil depots of Party A and its subsidiaries.

H. Party B proposes to enter into an asset sales agreement with Party A for the sale of the downhole operation assets and businesses owned by eight oilfield subsidiaries or branch companies of Party B and its subsidiaries to Party A, namely SINOPEC Shengli Oilfield Co., Ltd., SINOPEC Central China Company, SINOPEC Henan Oilfield Company, SINOPEC Jianghan Oilfield


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     Company,  SINOPEC Jiangsu Oilfield Company, SINOPEC North China
     Company, SINOPEC East China Company and SINOPEC Southwest China
     Company.

I. The aforementioned assets aquisition and sale agreements are collectively referred to as the "Sale and Acquisition Agreements".

J. Upon the completion of the sale and acquisition transaction mentioned above, new connected transactions (the "Additional New Connected Transactions") in relation to the lease of the land use rights and the properties will arise between Party A and Party B (including the respective subsidiaries of the Parties), the Parties will make certain adjustments to the existing connected transactions between them.


The Parties hereby agree on the following adjustments to connected transactions:

1. Party A agrees to increase the land leased to Party B by a total of 8,888,498.51 square meters according to the Land Use Rights Leasing Agreement after the completion of the sale and acquisition transaction; Party B agrees to increase the rental payable to Party A by RMB 110,356,761.10 per year. Party A agrees to increase the area of the properties leased to Party B by a total of 15,114 square meters pursuant to the Properties Leasing Agreement after the completion of the sale and acquisition transaction whereas Party B agrees to increase the rental payble to Party A by RMB 1,350,000.00 per year. The Parties agree that apart from the provision on effective date and the appendixes, the remaining clauses of the Land Use Rights Leasing Agreement, the Properties Leasing Agreement and their adjustment and supplemental agreements will be applicable to matters in relation to the lease of land and properties mentioned above. The lease of the land use rights and properties aforementioned will commence on the effective date of this Agreement.

2. The consideration for the lease of land use rights and properties is determined based on the leased area according to the normal commercial practice and through fair and reasonable negotiations of the Parties and based on the prices not exceeding the market price. With reference to the existing rentals for lease of land use rights and properties under the Existing Connected Transactions Agreements, the locations, areas and the usage of the related land and buildings, the consideration determined is reasonable, justified without prejudice to the interests of Party B and the minority shareholders.

3. The Parties agree that the agreements entered into between the Parties (including the respective subsidiaries of the Parties) or the provisions contained therein which are applicable to the Additional New Connected Transactions under this Agreement will be automatically terminated following this Agreement coming into effect.

4. The Parties agree that upon completion of the sale and acquisition transaction, all the continuing connected transactions will be operated in line with the market practice so that win-win and market-oriented pricing principles as well as principles of fairness, reasonableness and justice will be upheld and the interests of the minority shareholders will not be prejudiced.

5. The subsidiaries of Party A and Party B as stated in this Agreement include all the respective subsidiaries, branches and other units as well as any companies or entities which hold 30% or above interests or voting rights or have control over the board of directors or are under direct or indirect control of the aforementioned entities.

6. This Agreement will come into effect upon its execution by the representatives of the Parties and completion of the related sales and acquisations.


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IN WITNESS WHEREOF, this Agreement has been duly executed by the properly appointed representatives of the Parties on the day and year first written above.


For and on behalf of :
China Petrochemical Corporation (Sealed)


By: /s/ Chen Tonghai
   --------------------------------------------------

Name: Chen Tonghai
     ------------------------------------------------

Legal Representative or Authorized Representative:___


For and on behalf of:
China  Petroleum & Chemical Corporation (Sealed)


By: /s/ Wang Jiming
   --------------------------------------------------

Name: /s/ Wang Jiming
     ------------------------------------------------

Legal Representative or Authorized Representative:___


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